[LETTERHEAD OF PERRIN FORDREE & COMPANY, P.C. OF TROY, MICHIGAN]








January 29, 2001


Mr. Rick Bailey
Mr.  Florian Ternes
TRSG Corporation
500 E. Cheyenne Avenue
North Las Vegas, Nevada 89030

Dear Messrs. Bailey and Ternes:

We are pleased to confirm our understanding of the services we are to provide for TRSG Corporation for the year ended December 31, 2001.

We will audit the balance sheets of TRSG Corporation as of December 31, 2001, and the related statements of income and retained earnings and cash flows for the year then ended.

The objective of our audit is the expression of an opinion about whether your financial statements are fairly presented in all material respects in conformity with generally accepted accounting principles. Our audit will be conducted in accordance with generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will fully discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit, or are unable to form or have not formed an opinion we may decline to express an opinion or issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors and financial institutions. We will also request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of our audit, we will also request certain written representations from you about the financial statements and related matters.


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



Mr. Rick Bailey
Mr.  Florian Ternes
TRSG Corporation
Page 2




An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Because as audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or illegal acts, may exist and not be detected by us. In addition, an audit is not designed to detect errors, fraud or other illegal acts that do not have a direct effect on the financial statements. However, we will inform you, of any material errors that come to our attention. We will also inform you of any other illegal acts that come to our attention, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, during the audit, if we become aware of such reportable conditions, we will communicate them to you.

You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes establishment and the maintenance of adequate records and effective internal controls over financial reporting, the selection and application of accounting principles and the safeguarding of assets. You are responsible for adjusting the financial statements to correct material misstatements and for confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. You are also responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

We understand that your employees will prepare all cash, accounts receivable, accounts payable and other confirmations we request and will locate any documents selected by us for testing.

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


Mr. Rick Bailey
Mr.  Florian Ternes
TRSG Corporation
Page 3




Our fee for this engagement will be at our regular per diem rates, which we estimate will not exceed $29,000, respectively. Travel and out-of-pocket costs will be billed in addition to the aforementioned amounts. If we incur significant additional time due to complications occurring during the audit, we will arrive at a new fee proposal in advance of performing this work.

This engagement letter covers only the audits for the periods specified. We will provide a new engagement letter of any additional work for quarterly reviews, audits of acquired entities and purchase transactions that occur throughout the year.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.


Very truly yours,

PERRIN, FORDREE & COMPANY, P.C.

/s/ Perrin, Fordree & Company P.C.


RESPONSE:

This letter correctly sets forth the understanding of TRSG Corporation, Inc.


Officer signature:     /s/ Rick Bailey
                      --------------------

Title:                 President
                      --------------------

Date:                  13 Feb 2001
                      --------------------


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